Exhibit 5.2

March 26, 2025	Norton Rose Fulbright 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-2784 United States

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Prairie Operating Co.

55 Waugh Drive, Suite 400

Houston, Texas 77007

Ladies and Gentlemen:

We have acted as counsel for Prairie Operating Co., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company of (i) 148,250 shares (the “Preferred Shares”) of Series F Convertible Preferred Stock, $0.01 par value per share, with a stated value of $1,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Shares (the “Stated Value”), (ii) upon the one-year anniversary of the issue date of the Preferred Shares, subject to the satisfaction of certain conditions, warrants (the “Warrants”) to purchase a number of shares of our common stock, $0.01 par value per share (“Common Stock”), equal to the quotient of (A) 125% of the Stated Value of all Preferred Shares held by such holder on the original issuance date, divided by (B) the average of the 10 daily per share volume-weighted average prices of the Common Stock during the 10 trading days prior to the original issuance date, and (iii) the shares of Common Stock issuable upon conversion of or otherwise pursuant to the terms of the Preferred Shares (such underlying shares of Common Stock issuable upon conversion of or otherwise pursuant to the terms of the Preferred Shares, the “Preferred Stock Shares”) and exercise of the Warrants (such underlying shares of Common Stock issuable upon exercise of the Warrants, collectively, the “Warrant Shares” and, together with the Preferred Stock Shares, the “Underlying Shares”), pursuant to a securities purchase agreement, dated as of March 24, 2025 (the “Securities Purchase Agreement”), by and among Prairie Operating Co. and the investor listed on the Schedule of Buyers attached thereto (the “Buyer”). The Preferred Shares, the Warrants and the Underlying Shares are collectively referred to herein as the “Securities.” The Securities have been offered for sale pursuant to a prospectus supplement, dated March 24, 2025 (the “Prospectus Supplement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 26, 2025 pursuant to Rule 424(b) under the Securities Act, to the base prospectus that constitutes a part of the Company’s Registration Statement on Form S-3, as amended (File No. 333-282730) (the “Initial Registration Statement”), initially filed by the Company with the Commission on October 18, 2024 and declared effective by the Commission on December 20, 2024, and the related Registration Statement on Form S-3MEF (File No. 333-286067) filed by the Company with the Commission pursuant to Rule 462(b) under the Securities Act, which became automatically effective upon filing (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”).

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Prairie Operating Co.
March 26, 2025

In connection with the opinion expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (i) the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”); (ii) the Prairie Operating Co. Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock (the “Certificate of Designation”); (iii) the Company’s Amended and Restated Bylaws; (iv) the Registration Statement and Prospectus Supplement; (v) the Securities Purchase Agreement; (vi) the form of Warrant to Purchase Shares of Common Stock for the Warrants; (vii) the applicable resolutions or consents in lieu of resolutions of the Company’s Board of Directors; and (viii) certificates of officers of the Company with respect to certain facts material to the opinion contained herein.

For the purposes of expressing the opinion hereinafter set forth, we have assumed: (1) the genuineness of all signatures and documents examined by us; (2) the authenticity of all documents submitted to us as originals; (3) the conformity to the originals of all documents submitted to us as copies; (4) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; (5) the number of Underlying Shares does not exceed (x) the number of the securities remaining available to be sold pursuant to the Registration Statement and the Prospectus Supplement, or (y) the authorized shares of the capital stock under the Certificate of Incorporation; and (6) the effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.

Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Preferred Shares, when issued and paid for by the Buyer as contemplated in the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable, (ii) the Warrants, when duly delivered against payment therefor in accordance with the Registration Statement and the Prospectus Supplement, will constitute legally binding obligations of the Company, (iii) the Preferred Stock Shares, when issued in accordance with the terms of the Preferred Shares and the Certificate of Designation, will be validly issued, fully paid and non-assessable, and (iv) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinion herein is limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. Our opinion is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Company’s Current Report on Form 8-K, dated March 26, 2025, and to the reference to our firm contained in the Registration Statement and in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

NORTON ROSE FULBRIGHT US LLP